News Release

Contact: Tito L. Lima
Treasurer
(814) 765-9621

CNB FINANCIAL CORPORATION ANNOUNCES QUARTERLY DIVIDEND FOR SERIES A PREFERRED STOCK AND RELATED DEPOSITARY SHARES DISTRIBUTION

CLEARFIELD, PENNSYLVANIA – April 14, 2026

The Board of Directors of CNB Financial Corporation (Nasdaq: CCNE) (the "Corporation") has announced the declaration of a quarterly cash dividend of $0.4453125 per depositary share (Nasdaq: CCNEP), resulting from the Corporation’s declaration of a quarterly cash dividend of $17.8125 per share on its Series A Preferred Stock. The dividend is payable on June 1, 2026, to holders of record as of May 15, 2026.

CNB Financial Corporation is a financial holding company with consolidated assets of approximately $8.4 billion. CNB Financial Corporation conducts business primarily through its principal subsidiary, CNB Bank. CNB Bank is a full-service bank engaging in a full range of banking activities and services, including trust and wealth management services, for individual, business, governmental, and institutional customers. CNB Bank operations include a private banking division, and 79 offices comprised of one loan production office, one mobile office, two limited service offices, and 75 full-service offices in Pennsylvania, Ohio, New York, and Virginia. CNB Bank, headquartered in Clearfield, Pennsylvania, with offices in Central and North Central Pennsylvania, serves as the multi-brand parent to various divisions. These divisions include ERIEBANK, based in Erie, Pennsylvania, with offices in Northwest Pennsylvania and Northeast Ohio; FCBank, based in Columbus, Ohio, with offices in Central Ohio; BankOnBuffalo, based in Buffalo, New York, with offices in Western New York; Ridge View Bank, based in Roanoke, Virginia, with offices in the Southwest Virginia region; ESSA Bank, based in Stroudsburg, Pennsylvania, with offices in Northeast Pennsylvania, including the Lehigh Valley region; and Impressia Bank, a division focused on banking opportunities for women, which operates in CNB Bank’s primary market areas. Additional information about CNB Financial Corporation may be found at www.CNBBank.bank.